Exhibit 99.1

Jacuzzi Brands Announces Fiscal 2003 Fourth Quarter and Year End
Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Dec. 9, 2003--FY 2003
Highlights

    --  Annual Net Sales Up 11.6% to $1.19 Billion

    --  Q4 FY 2003 Net Sales Up 14.4% to $327.4 Million

    --  Annual Interest Expense and Total Net Debt Decline

    -- Company Records Charge of $0.08 per share Related to Salem, Ohio Manufacturing Plant

    Jacuzzi Brands, Inc. (NYSE: JJZ) today announced financial results for the fourth quarter and fiscal year ended September 30, 2003 (see attached tables).

    CONSOLIDATED RESULTS - FOURTH QUARTER AND FULL YEAR

    Net sales for fiscal 2003 increased 11.6% to $1.19 billion from $1.07 billion last year. Net sales for the fourth quarter of fiscal 2003 rose 14.4% to $327.4 million from $286.2 million in the fourth quarter of fiscal 2002.
    Increased net sales for these periods reflect higher sales at each of the Company's operating businesses, with the most notable increases reported by the Bath Products segment. In particular, sales of Jacuzzi(R) whirlpool baths increased as a result of the availability of this product line at approximately 900 Lowe's retail outlets across the country, beginning in the fourth quarter of fiscal 2003.
    Fiscal 2003 operating income declined to $81.2 million from $94.4 million last year. Operating income for the fourth quarter of fiscal 2003 was $12.7 million versus operating income of $25.5 million in the fourth quarter of fiscal 2002. Fiscal 2003 included, cash and non-cash impairment, restructuring and other charges of $19.9 million, or $0.16 per diluted share, as compared to impairment, restructuring and other charges of $7.2 million, or $0.06 per diluted share, last year. For fourth quarter of fiscal 2003, these charges totaled $11.6 million, or $0.09 per diluted share, as compared to $0.8 million, or $0.01 per diluted share, for the same period last year.
    These impairment, restructuring and other charges are related to the following previously announced initiatives designed to improve the operations and cost structure at the North American Bath Products business:

    -- The closure of the Salem, Ohio cast iron manufacturing plant. As previously announced, the Company had reached a preliminary conclusion that the continued manufacture of cast iron products in Salem was not a viable alternative. After discussions with the United Steelworkers of America, which represents the production and maintenance workers in Salem, the Company finalized its decision to close the plant in fiscal 2004. The Company plans to continue to be a provider of cast iron products, which will be manufactured to its specification and design by third parties. The Company recorded asset impairment and other charges totaling approximately $9.4 million, or $0.08 per diluted share, in the fourth quarter of fiscal 2003. The Company expects to incur additional charges in fiscal 2004 related to this plant closing, primarily for severance and other cash obligations associated with preparing the plant for shut down.

    -- The closure of the Plant City, Florida plant in November 2003. The production from this plant, which produces less than 10% of our spa volume, has been transferred to our spa manufacturing facility in Chino, California. The Company recorded a $3.9 million, or $0.03 per diluted share, charge in the fourth quarter of fiscal 2003 associated with the closure which consisted of asset impairment, severance and other closure costs.

    -- The consolidation of certain administrative functions into one shared service facility and the replacement of our Eljer wholesale sales force with independent manufacturer representatives. This resulted in a $1.3 million, or $0.01 per diluted share, charge in the fiscal 2003 fourth quarter. The shared service function will occupy a portion of unused office space in a building that had remained vacant since the closing of Zurn's corporate headquarters. A favorable adjustment of $3.2 million, or $0.03 per diluted share, was recorded in the fourth quarter of fiscal 2003 for the reversal of previously established reserves for the vacant space.

    -- The consolidation and restructuring of our Jacuzzi and corporate headquarters. In connection with this restructuring the Company recorded a $8.5 million, or $0.07 per diluted share, charge during fiscal 2003.

    In addition, operating income for fiscal 2003 and the fourth quarter of fiscal 2003 was also unfavorably impacted by decreased operating results at our Bath Products segment, despite higher sales.
    Income from continuing operations for fiscal 2003 was $10.1 million, or $0.14 per diluted share, versus income from continuing operations of $31.9 million, or $0.43 per diluted share last year. The loss from continuing operations for the fourth quarter of fiscal 2003 was $15.4 million, or $0.21 per diluted share, versus income from continuing operations of $30.6 million, or $0.41 per diluted share, for the same period last year.
    In addition to the impairment, restructuring and other charges discussed above, income from continuing operations and net income for fiscal 2003 included a previously announced, pre-tax other expense, net, of $21.5 million, or $0.18 per diluted share, related to the corporate refinancing and debt restructuring. Approximately $19.2 million, or $0.16 per diluted share, was incurred during the fiscal 2003 fourth quarter.
    Finally, in the first fiscal quarter of 2003 the Company recorded a tax benefit of $13.6 million, or $0.18 per diluted share. This tax benefit was the result of an audit settlement with the IRS.
    Excluding the impairment, restructuring and other charges, the charges related to the corporate refinancing and the tax benefit, income from continuing operations and fully diluted earnings per share for the year and the fourth quarter of fiscal 2003 and 2002 would have been as follows:




                                             12 Months      3 Months
                                               Ended          Ended
                                              9/30/2003     9/30/2003
                                           ------------- -------------
                                              $     EPS     $     EPS
                                           ------ ------ ------ ------
 Income (loss) from Continuing Operations   10.1   0.14  (15.4) (0.21)

 Impairment, restructuring and other
   charges net of tax                       12.1   0.16    7.1   0.09

 Refinancing charge net of tax              13.1   0.18   11.7   0.16

 Tax benefit                               (13.6) (0.18)     -      -
                                           ------ ------ ------ ------

 Adjusted Income from Continuing Operations 21.7   0.30    3.4   0.04
                                           ====== ====== ====== ======


                                            12 Months      3 Months
                                               Ended         Ended
                                           ------------- -------------
                                             9/30/2002     9/30/2002
                                           ------------- -------------
                                              $     EPS     $     EPS
                                           ------ ------ ------ ------
 Income (loss) from Continuing Operations   31.9   0.43   30.6   0.41

 Impairment, restructuring and other
   charges net of tax                        4.7   0.06    0.5   0.01

 Refinancing charge net of tax               6.0   0.08    3.0   0.04

 Tax benefit                               (29.6) (0.40) (29.6) (0.40)
                                           ------ ------ ------ ------

 Adjusted Income from Continuing Operations 13.0   0.17    4.5   0.06
                                           ====== ====== ====== ======



    The net loss for fiscal 2003 was $31.1 million, or $0.42 per diluted share, versus net income of $40.9 million, or $0.55 per diluted share, last year. The net loss for the fourth quarter of fiscal 2003 was $16.3 million, or $0.22 per diluted share, versus net income of $23.4 million, or $0.31 per diluted share, for the same period last year.
    The net loss for fiscal 2003 included a loss from discontinued operations of $41.2 million, or $0.56 per diluted share, versus income from discontinued operations of $9.0 million, or $0.12 per diluted share, last year. The net loss for the fourth quarter of fiscal 2003 included a loss from discontinued operations of $0.9 million, or $0.01 per diluted share, versus a loss from discontinued operations of $7.2 million, or $0.10 per diluted share, in the same period one year ago.




SEGMENT RESULTS

Bath Products

                                     3 Months Ended   12 Months Ended
                                   ----------------- -----------------
                                   9/30/03  9/30/02  9/30/03  9/30/02
                                   -------- -------- -------- --------
Sales                               $229.4   $193.9   $813.9   $711.9
Operating Income (1)                 $(9.8)    $6.3     $7.4    $26.7
Capital Expenditures                  $6.0     $2.3    $14.5    $11.6
Depreciation & Amortization           $4.3     $3.7    $14.6    $14.0

(1) for FY 2003 includes $14.6 million in restructuring and other charges; for FY 2002 includes $2.5 million in restructuring and other charges



    Higher sales in the Bath Products segment were primarily the result of: increased sales to Focus and Homebase, two leading home center retailers in the U.K.; higher domestic sales of the Company's spa product line through an expanded specialty retail dealer base; and higher sales of the Jacuzzi whirlpool bath product line through approximately 900 Lowe's home centers in the U.S. The roll-out of the Jacuzzi whirlpool bath product line into Lowe's was completed ahead of schedule during the fourth quarter of fiscal 2003. Sales also benefited by $28.2 million in fiscal 2003 from the firming of the British pound and the euro against the U.S. dollar.
    Operating income of $7.4 million for fiscal 2003 includes $14.6 million of restructuring and other charges primarily related to the closure of the two plants, while operating income of $26.7 million for fiscal 2002 includes $2.5 million of restructuring and other charges related to the elimination of an executive layer of management.
    Excluding these charges, operating income still decreased as favorable sales volume was offset by: labor inefficiencies and start up costs related to the move to a new whirlpool bath manufacturing facility in Chino, California; costs of process improvements to enhance quality and future operating efficiencies at the Chino plant; costs related to the Lowe's roll-out; higher workers' compensation insurance costs at the Southern California spa and whirlpool bath manufacturing facilities; increased marketing expenses; and escalating costs associated with the cast iron and sanitary ware businesses. Favorable currency exchange rates improved earnings by $5.0 million for the year.
    The costs associated with the move to the new whirlpool bath plant in Chino, California, process improvements at the new plant and the Lowe's roll-out are not expected to continue into 2004.




Plumbing Products

                                    3 Months Ended    12 Months Ended
                                   ----------------- -----------------
                                   9/30/03  9/30/02  9/30/03  9/30/02
                                   -------- -------- -------- --------
Sales (2)                            $73.5    $70.1   $276.6   $257.8
Operating Income                     $16.2    $15.8    $62.1    $51.3
Capital Expenditures                  $0.6     $0.6     $1.7     $2.1
Depreciation & Amortization           $1.8     $1.3     $5.8     $5.4

(2) for FY 2003 includes $8.6 million in technology license sale




    The Plumbing Products business reported higher sales despite a 6% decrease in domestic commercial construction spending in fiscal 2003. Higher sales were due primarily to the $8.6 million sale of a license for technology subject to patent litigation and benefits realized from enhanced product offerings and the implementation of programs designed to increase market share.
    Operating income as a percentage of sales increased to 22.5% in fiscal 2003 from 19.9% in fiscal 2002. Fiscal 2002 results include restructuring and other charges of $1.3 million related to a management restructuring and discontinued product lines. The increase in operating income, after giving effect to the restructuring and other charges in fiscal 2002, was the result of higher sales and the $8.6 million technology license sale. Without the sale of the license, margins as a percentage of sales would have decreased slightly primarily as a result of changes in the product mix sold.




Rexair, Inc.

                                    3 Months Ended    12 Months Ended
                                   ----------------- -----------------
                                   9/30/03  9/30/02  9/30/03  9/30/02
                                   -------- -------- -------- --------
Sales                                $24.5    $22.2   $102.1    $98.6
Operating Income                      $7.2     $5.4    $26.6    $27.4
Capital Expenditures                  $1.2     $1.0     $2.9     $1.3
Depreciation & Amortization           $0.7     $1.1     $3.5     $4.2


    Higher net sales were due primarily to more favorable pricing. Overall unit sales increased in fiscal 2003 from last year. Domestic and international unit sales in fiscal 2003 were higher than those in fiscal 2002.
    Operating income decreased from 27.8% of sales in fiscal 2002 to 26.1% of sales in fiscal 2003. Operating income in fiscal 2003 was impacted by decreased overhead absorption of approximately $1.0 million related to an inventory reduction program in fiscal 2003, as well as a change in estimated reserves during fiscal 2002, which increased operating income that year.
    Rexair plans to introduce new proprietary technology for their vacuum cleaner system in fiscal 2004 that the Company believes will help stimulate sales.

    CORPORATE EXPENSES

    Corporate expenses increased by $3.9 million in fiscal 2003 to $14.9 million from fiscal 2002. The increase is primarily attributable to net restructuring charges in fiscal 2003 of $5.3 million related to the consolidation of corporate offices and a favorable adjustment to prior year reserves related to a corporate lease obligation. Fiscal 2002 included restructuring charges of $3.4 million related to the same corporate lease obligation. The Company initially increased the reserve for the corporate lease obligation in fiscal 2002 when it became apparent that it could not sub-lease the empty space. The reserve was partially reversed in fiscal 2003 when the Company decided to utilize the space for the shared operations center. The remaining increase, after giving effect to the net restructuring charges, is primarily due to a $4.6 million decrease in pension income recorded this year. Partially offsetting these increased costs are decreases in compensation and other personnel related expenses due to staffing reductions, as well as decreases in professional fees.

    INTEREST EXPENSE DECLINES

    Decreased interest expense for fiscal 2003 and the fourth quarter of fiscal 2003 compared to the prior year periods was largely due to lower debt balances resulting from asset disposals, the proceeds of which were used for the repayment of debt.

    COMMENT AND OUTLOOK

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "During fiscal 2003, we created a solid foundation for growth by substantially completing an operating and financial restructuring, increasing sales and market share, and decreasing outstanding net debt. Many of the costs and charges associated with our restructuring efforts have been incurred in fiscal 2003. We currently expect in fiscal 2004 to incur costs in the range of $0.07 per diluted share associated with our plant closures and other initiatives we announced in fiscal 2003. We are reviewing additional possibilities to further improve our Eljer sanitary ware division and depending on the outcome of this review, we may incur additional non-operating charges in fiscal 2004. While our fall quarter is our smallest in terms of sales and profits, we appear to be off to a good start in October and November. Excluding the non-operating charges mentioned above, we can confirm that we are comfortable with achieving our previous guidance of $0.50 per share earnings for fiscal 2004."

    CONFERENCE CALL

    The Company will host a conference call on December 9, 2003 at 11:00 a.m. (Eastern Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "8067998" and the leader's name is David Clarke. A replay of the call will be available through January 8, 2004 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, and institutional investors can access the call via CCBN's password protected event management site, Street Events, at www.streetevents.com, through January 8, 2004.

    ABOUT JACUZZI BRANDS, INC.

    Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.

    Jacuzzi Brands, Inc. prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted income from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted income from continuing operations include but are not limited to, asset impairments, restructuring, severance, refinancing, tax benefits and other charges, net of tax. Adjusted income from continuing operations and related per-share information are key measures used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted income from continuing operations should not be considered a measure of financial performance in isolation or as an alternative to income
(loss) from continuing operations or net income (loss) as determined in the Statement of Operations in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from adjusted income from continuing operations are significant components in understanding and assessing financial performance.





                         Jacuzzi Brands, Inc.
            Condensed Consolidated Statements of Operations
                  (in millions except per share data)
                              (unaudited)

                                3 Months Ended       12 Months Ended
                             --------------------- -------------------
                                 9/30/03  9/30/02   9/30/03   9/30/02
                             ------------ -------- --------- ---------

Net Sales                         $327.4   $286.2  $1,192.6  $1,068.3
Operating costs and expenses:
 Cost of products sold             235.2    196.6     834.4     731.9
 Selling, general and
  administrative expenses           68.8     63.3     258.0     234.8
 Impairment, restructuring
  and other charges                 10.7      0.8      19.0       7.2
                             ------------ -------- --------- ---------

Operating income                    12.7     25.5      81.2      94.4

Interest expense                   (13.8)   (15.0)    (60.7)    (74.7)
Interest income                      0.8      1.3       2.1       4.6
Other expense, net                 (23.0)    (8.3)    (26.5)    (15.5)
                             ------------ -------- --------- ---------

(Loss) income before income
 taxes and discontinued
 operations                        (23.3)     3.5      (3.9)      8.8
Benefit from income taxes            7.9     27.1      14.0      23.1
                             ------------ -------- --------- ---------

 (Loss) income from
  continuing operations            (15.4)    30.6      10.1      31.9
                             ------------ -------- --------- ---------

Discontinued operations:
 (Loss) income from
  operations                        (0.9)              (1.3)      1.2

 (Loss) gain on disposals              -     (7.2)    (39.9)      7.8

 (Loss) income from
  discontinued operations           (0.9)    (7.2)    (41.2)      9.0
                             ------------ -------- --------- ---------

        Net (loss) income         $(16.3)   $23.4    $(31.1)    $40.9
                             ============ ======== ========= =========

(Loss) earnings per basic
 share:
 Continuing operations            $(0.21)   $0.41     $0.14     $0.43
 Discontinued operations           (0.01)   (0.10)    (0.56)     0.12
                             ------------ -------- --------- ---------
 Net (loss) income                $(0.22)   $0.31    $(0.42)    $0.55
                             ============ ======== ========= =========

(Loss) earnings per diluted
 share:
 Continuing operations            $(0.21)   $0.41     $0.14     $0.43
 Discontinued operations           (0.01)   (0.10)    (0.56)     0.12
                             ------------ -------- --------- ---------
 Net (loss) income                $(0.22)   $0.31    $(0.42)    $0.55
                             ============ ======== ========= =========

Weighted average shares
 outstanding
   Basic                            74.7     74.3      74.6      73.8
                             ============ ======== ========= =========
   Diluted                          74.7     74.3      74.7      73.8
                             ============ ======== ========= =========

                              Fiscal 2004
                               Guidance
                             Reconciliation
                             ------------
Projected income per
 diluted share:
 From continuing operations        $0.43
 Plant closure and other
  restructuring charges             0.07
                             ------------

 Adjusted from continuing
  operations                       $0.50
                             ============






                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)
                              (unaudited)

                                          September 30,  September 30,
                                              2003            2002
                                         -------------- --------------

       ASSETS
Current assets:
 Cash and cash equivalents                       $31.2          $32.1
 Restricted cash collateral accounts                 -          142.9
 Trade receivables, net of allowances of
  $9.0 in 2003 and $8.4 in 2002                  229.6          209.8
 Inventories, net                                165.0          163.7
 Deferred income taxes                            15.5           31.0
 Assets held for sale                             16.8          244.5
 Income taxes receivable                             -           37.5
 Other current assets                             30.1           24.0
                                         -------------- --------------

       Total current assets                      488.2          885.5

Restricted cash collateral accounts                  -           15.4
Property, plant and equipment, net               129.7          131.0
Pension assets                                   148.3          136.0
Insurance for asbestos claims                    160.0          145.0
Goodwill, net                                    283.1          282.1
Other intangibles, net                            60.8           62.0
Other assets                                      66.7           25.6
                                         -------------- --------------
TOTAL ASSETS                                  $1,336.8       $1,682.6
                                         ============== ==============

            LIABILITIES AND STOCKHOLDERS'
             EQUITY
Current liabilities:
 Notes payable                                   $23.5          $15.3
 Current maturities of long-term debt             25.2          275.9
 Trade accounts payable                          102.3           94.7
 Income taxes payable                             10.8              -
 Liabilities associated with assets held
  for sale                                         8.7           79.5
 Accrued expenses and other current
  liabilities                                    136.2          128.1
                                         -------------- --------------

       Total current liabilities                 306.7          593.5

Long-term debt                                   451.4          516.9
Deferred income taxes                             26.2           41.6
Asbestos claims                                  160.0          145.0
Other liabilities                                136.8          131.2
                                         -------------- --------------
   Total liabilities                           1,081.1        1,428.2

Commitments and contingencies
Stockholders' equity                             255.7          254.4
                                         -------------- --------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY      $1,336.8       $1,682.6
                                         ============== ==============

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
              or
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608